Exhibit 99.1

FOR IMMEDIATE RELEASE

Ekso Bionics Reports Fourth Quarter and 2014 Financial Results

2014 results reflect growth in medical device shipments, expanded project work on able-bodied exoskeletons and a continued commitment to strategic development across business lines

RICHMOND, Calif., March 17, 2015 – Ekso Bionics Holdings, Inc. (OTCQB:EKSO), a robotic exoskeleton company, today reported financial results for the quarter and year ended December 31, 2014, as well as recent highlights.

"Thanks to the hard work of all at Ekso Bionics and the support of our many customers and stakeholders, I am excited about the progress we made in our first year as a public company and towards leading this young exoskeleton industry to its full potential," stated Nathan Harding, Chief Executive Officer and Co-founder. "This is thanks to the strong growth of all our businesses: year over year shipments of medical devices in Europe, the Middle East and Africa are up over 300% and over 150% in North America. Our Ekso Labs revenues increased over 40%. I am most proud that we now have tracked over 17 million steps taken in our Ekso medical devices, with an excellent safety record.”

FOURTH Quarter and Recent HighlightS

•	We shipped 64 devices, 250% over 2013. We now have sold or rented over 110 units to over 80 customers.

•	Utilization continues to grow with over 17 million steps taken since the sale of our first Ekso unit in February 2012.

•	We announced the start of a nine-center, approximately 70 patient Pan-European study examining how the Ekso GT might improve the clinical outcomes for spinal cord injury patients and could realize a reduction in secondary complications commonly associated with spinal cord injury.

•	The United States Special Operation Command recognized our exoskeleton capabilities by awarding us a second phase grant for their TALOS project.

•	We expanded our Board of Directors to six persons with the addition of Stanley Stern.

•	We filed a 510(k) notification with the FDA with respect to our Ekso GT robotic exoskeleton at the end of 2014 and are working with the FDA to address the regulatory requirements stemming from the creation of a new Class II product classification for powered medical exoskeletons in the United States.

•	We successfully completed a warrant solicitation in which holders of warrants to purchase 22.8 million shares of our common stock elected to exercise their $2.00 warrants at a reduced exercise price of $1.00 per share, providing us with $21.4 million in net proceeds.

•	Holders of a majority of all classes of outstanding warrants containing anti-dilution provisions approved the amendment of the warrants to remove the price-based anti-dilution provisions.

FOURTH Quarter AND FULL YEAR 2014 Financial Results

Revenue and Cost of Revenue

Total revenue was $1.5 million for the three months ended December 31, 2014 compared to $0.8 million during the same period of 2013. Medical device revenue was $0.9 million for the period ended December 31, 2014 compared to $0.5 million during the same period of 2013. The increase of $0.4 million in medical device revenue resulted from a more than doubling of the number of medical device sales being recognized as revenue compared to the same period in the prior year. Engineering services revenue was $0.6 million for the period ended December 31, 2014 compared to $0.3 million during the same period of 2013. The increase of approximately $0.3 million in engineering services revenue was due primarily to a $0.3 million license fee earned in the current year period compared to none in the prior year period.

For our year ended December 31, 2014, medical device revenue increased by $1.3 million to $2.9 million, or 81%, as compared to the year ended December 31, 2013 due to an increase in recognized revenue as the number of medical device sales being amortized to revenue more than doubled compared to the same period in the prior year. Engineering services revenue increased $0.7 million to $2.4 million, or 42%, as compared to the year ended December 31, 2013 primarily due to our work on the U.S. Special Operations Command’s TALOS project.

For our fourth quarter, medical device cost of revenue was relatively unchanged at $0.6 million for the current year period compared to $0.7 million in the prior year period. The amounts for 2013 include a reserve charge of $0.3 million related to retrofitting our older model Ekso units, with no comparable charge in 2014. Engineering cost of revenue was also relatively unchanged at $0.3 million in the 2014 period compared to $0.2 million in the prior year period.

For our year ended December 31, 2014, medical device cost of revenue increased by $0.6 million to $2.0 million, or 40%, as compared to the year ended December 31, 2013, reflecting a lower percentage of revenue due to the same reserve charge. Engineering services cost of revenue increased by $0.5 million to $1.7 million, or 37%, as compared to the year ended December 31, 2013.

Operating Expenses

Operating expenses for the fourth quarter ended December 31, 2014 were $5.4 million compared to $2.6 million during the same period of 2013, an increase of 106%. This increase was largely driven by an increase in labor related costs, as the prior year period reflects a smaller workforce than the current period and earned bonuses in the current year versus none in the prior year period. The remainder of the year-to-year increase reflects other costs associated with being a public company in 2014 and an across the board increase in expenses that reflects our increased operating.

Operating expenses for the year ended December 31, 2014 were $18.4 million compared to $10.9 million during the same period of 2013, an increase of 69%. Along with increases in labor related costs, we incurred increases in professional services fees primarily related to the Company’s January 2014 merger transaction, public company requirements.

Non-Operating Expense

Non-operating expense was $15.3 million for the quarter ended December 31, 2014 compared to none in the same period in 2013. The current year amount reflects a non-cash charge of $15.3 million that reflected the impact of an increase in our stock price from September 31, 2014 through November 24, 2014 that affected our warrant liability. In November 2014, a majority of the holders of all classes of warrants containing price-based anti-dilution provisions approved an amendment to the warrants removing the anti-dilution provision from our then outstanding warrants. As of the amendment date, the Company is no longer required to record a warrant liability.

Non-operating expense for the year ended December 31, 2014 was $17.0 million compared to $1.6 million in the same period in 2013. The increase of $15.4 million is primarily from a $16.7 million increase in non-cash charges relating to outstanding warrants. The $16.5 million of current year warrant liability charges are attributable to warrants issued in the private placement offering in January and February 2014. Due to an anti-dilution provision in the warrants, the Company was required to classify the warrants as a liability and to adjust their value to market at each measurement period. Interest expense decreased by $1.3 million this year as compared to last year due to the repayment of outstanding debt in January 2014.

Net Income (Loss) and Earnings (Loss) per Share

Basic and diluted net loss per share is calculated by dividing net loss by the weighted average number of shares outstanding for the period.

The net loss for the quarter ended December 31, 2014 was $20.2 million, or ($0.23) per basic and diluted share, including the $15.3 million non-cash warrant liability charge, compared to a net loss of $2.8 million, or ($0.13) per basic and diluted share for the same period of 2013.

The net loss for the year ended December 31, 2014 was $33.8 million, or ($0.43) per basic and diluted share, including the $16.5 million non-cash warrant liability charge, compared to a net loss of $11.9 million, or ($0.57) per basic and diluted share for the same period of 2013.

Cash and Cash Equivalents

In November 2014, the Company completed a warrant solicitation in which holders of warrants to purchase 22.8 million shares of our common stock elected to exercise their $2.00 warrants at a reduced exercise price of $1.00 per share, providing us with $21.4 million in net proceeds. The Company ended the fourth quarter with cash and cash equivalents of $25.2 million.

Our actual capital requirements may vary significantly and will depend on many factors. For example, we may choose to increase our investments (i) in our clinical, sales and marketing initiatives to accelerate adoption of Eksos in the rehabilitation market, (ii) in our research, development and commercialization activities with respect to an Ekso robotic exoskeleton for home use, and/or (iii) in the development and commercialization of able-bodied exoskeletons for industrial use.

ANNUAL MEETING OF STOCKHOLDERS

The Company announced that the 2015 annual meeting of stockholders will be held at the Company’s headquarters in Richmond, California on Wednesday, June 10, 2015.  In addition, the Company announced that April 28, 2015 has been fixed as the record date for determination of the stockholders of the Company entitled to notice of and to vote at the annual meeting of stockholders.

Conference call and webcast details

Ekso Bionics will hold a conference call and audio webcast to discuss financial results for its fourth quarter and full year 2014 and provide a general business update on Tuesday, March 17, 2015 at 4:30pm ET.

Date: March 17, 2015

Time: 4:30pm ET

Listen via Internet: http://eksobionics.equisolvewebcast.com/q4-2014

Toll-free (US and Canada): 877-407-3036

International: 201-378-4919

A webcast replay will be available on the Ekso Bionics website for 30 days.

About Ekso Bionics

Since 2005, Ekso Bionics has been pioneering the field of robotic exoskeletons, or wearable robots, to augment human strength, endurance and mobility. The company’s first commercially available product, called the Ekso device, has helped thousands of people with paralysis take millions of steps not otherwise possible. By designing and creating some of the most forward-thinking and innovative solutions for people looking to augment human capabilities, Ekso Bionics is helping people rethink current physical limitations and achieve the remarkable.

Ekso Bionics is headquartered in Richmond, CA and is listed on the OTC QB under the symbol EKSO. To learn more about Ekso Bionics please visit us at www.eksobionics.com

Facebook: www.facebook.com/eksobionics
Twitter: @eksobionics
YouTube: http://www.youtube.com/user/EksoBionics/

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons, (ii) a projection of financial results, financial condition, capital expenditures, capital structure or other financial items, (iii) the Company's future financial performance and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing to fund the Company's operations and necessary to develop or enhance our technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of our sales and marketing organization or partners to market our products effectively, adverse results in future clinical studies of the Company's medical device products, the failure to obtain or maintain patent protection for the Company's technology, failure to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit us at www.eksobionics.com. The Company does not undertake to update these forward-looking statements.

-Financial Information Follows-

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Media Contact:
Heidi Darling, Director of Marketing Communications
Phone: 510-984-1761 x317

E-mail: hdarling@eksobionics.com

Investor Contact:
Chad Rubin, Senior Vice President

Phone: 646 378-2947

E-mail: crubin@troutgroup.com

Ekso Bionics Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2014	December 31, 2013

Assets
Current assets:
Cash	$25,190	$805
Accounts receivable, net	1,549	549
Inventories, net	622	725
Prepaid expenses and other current assets	388	355
Deferred cost of revenue, current	1,551	769
Total current assets	29,300	3,203
Property and equipment, net	2,102	1,575
Deferred cost of revenue, non-current	2,017	804
Other assets	55	1,002
Total assets	$33,474	$6,584

Liabilities, Convertible Preferred Stock and Stockholders' Equity (Deficit)
Current liabilities:
Notes payable, current	$41	$1,639
Convertible debt	—	5,062
Accounts payable	783	1,499
Accrued liabilities	2,378	1,436
Customer deposits, advances and deferred revenues, current	3,412	2,419
Total current liabilities	6,614	12,055
Customer deposits, advances and deferred revenues, non-current	3,895	2,209
Notes payable, non-current	77	867
Warrant liability	—	378
Deferred rent	88	124
Total liabilities	10,674	15,633
Convertible preferred stock	—	27,324
Stockholders' deficit:
Common stock	102	21
Additional paid-in capital	94,499	1,638
Accumulated deficit	(71,801)	(38,032)
Total stockholders' equity (deficit)	22,800	(36,373)
Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$33,474	$6,584

 Ekso Bionics Holdings, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenue
Medical devices	$918	$473	$2,924	$1,612
Engineering services	562	315	2,403	1,690
Total revenue	1,480	788	5,327	3,302
Cost of revenue
Cost of medical devices	638	686	2,048	1,461
Cost of engineering services	288	235	1,720	1,254
Total cost of revenue	926	921	3,768	2,715

Gross profit	554	(133)	1,559	587

Operating expenses
Sales and marketing	2,063	1,052	7,085	4,291
Research and development	1,304	512	3,868	2,677
General and administrative	2,046	1,059	7,400	3,913
Total operating expenses	5,413	2,623	18,353	10,881
Loss from operations	(4,859)	(2,756)	(16,794)	(10,294)
Other income (expense)
Interest expense	(2)	(243)	(435)	(1,726)
Gain (loss) on warrant liability	(15,279)	219	(16,485)	186
Interest income	2	1	6	5
Other expense, net	(17)	(17)	(61)	(58)
Total other income (expense), net	(15,296)	(40)	(16,975)	(1,593)
Net loss	$(20,155)	$(2,796)	$(33,769)	$(11,887)
Basic net loss per share	$(0.23)	$(0.13)	$(0.43)	$(0.57)
Weighted-average shares used in computing basic and diluted per share amounts	88,118,365	21,090,137	78,264,040	20,977,177

Ekso Bionics Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Twelve months
	ended December 31,
	2014	2013
Net cash used in operating activities	$(15,007)	$(9,063)
Net cash used in investing activities	(1,487)	(379)
Net cash provided by financing activities	40,879	8,509
Net increase (decrease) in cash	24,385	(933)
Cash at beginning of the period	805	1,738
Cash at end of the period	$25,190	$805
Supplemental disclosure of cash flow activities:
Cash paid for interest	$138	$633
Cash paid for taxes	$18	$25
Supplemental disclosure of non-cash activities:
Conversion of convertible preferred stock to common stock	$27,324	$-
Conversion of bridge loan to common stock	$5,082	$-
Transfer of warrant liability to equity	$27,099	$-
Conversion of convertible notes to convertible preferred stock	$-	$6,490